Exhibit 99.1
Credit Acceptance
25505 West Twelve Mile Road
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com

NEWS RELEASE
FOR IMMEDIATE RELEASE

Date: December 5, 2023

Investor Relations: Douglas W. Busk
Chief Treasury Officer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com

Nasdaq Symbol: CACC

CREDIT ACCEPTANCE ANNOUNCES
$500.0 MILLION SENIOR NOTES OFFERING

Southfield, Michigan – December 5, 2023 – Credit Acceptance Corporation (Nasdaq: CACC) (referred to as the “Company”, “Credit Acceptance”, “we”, “our”, or “us”) announced today that it plans to offer $500.0 million aggregate principal amount of senior notes due 2028 (the “notes”). We intend to use the net proceeds from the offering of the notes (1) to fund (a) our concurrent cash tender offer for any and all of our $400.0 million outstanding 5.125% senior notes due 2024 (the “2024 notes”), (b) the redemption, in accordance with the terms of the indenture governing the 2024 notes, of any of the 2024 notes that remain outstanding after completion of the tender offer, and (c) the payment of fees and expenses in connection with the foregoing and (2) for general corporate purposes. Pending this application of the net proceeds from the offering of the notes, the net proceeds may be invested in short-term investments or applied to repay borrowings under our revolving credit facility without reducing the lenders’ commitments thereunder.

The notes will be offered only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The notes will not be registered under the Securities Act and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from registration requirements. This press release is not an offer to purchase or a solicitation of an offer to sell the 2024 notes. This press release does not constitute a notice of redemption with respect to the 2024 notes or an obligation to issue any such notice of redemption.

Cautionary Statement Regarding Forward-Looking Information

Statements in this release that are not historical facts, such as those using terms like “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “assume,” “forecast,” “estimate,” “intend,” “plan,” “target,” or similar expressions, and those regarding our future results, plans, and objectives, are “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements, which include statements concerning the offering of the notes and use of the net proceeds therefrom, represent our outlook only as of the date of this release. Actual results could differ materially from these forward-looking statements since the statements are based on our current expectations, which are subject to risks and uncertainties. Factors that might cause such a difference include, but are not limited to, the factors set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission (the “SEC”) on February 10, 2023, and Item 1A in Part II of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023, filed with the SEC on May 1, 2023, and other risk factors listed from time to time in our reports filed with the SEC. We do not undertake, and expressly disclaim any obligation, to update or alter our statements whether as a result of new information, future events or otherwise, except as required by applicable law.